Horace Mann
Founded by Educators for Educators

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December 5, 2018

Wade A. Rugenstein

Dear Wade,

On behalf of Horace Mann Service Corporation ("Horace Mann" or the "Company") I am pleased to offer you employment as Executive Vice President, Supplemental Benefits. The effective date of your employment with the Company will be the date of the closing of the contemplated Horace Mann / NTA Life transaction (hereinafter, the "First Employment Day"). Your compensation package is outlined herein.

Base Salary. Your starting annual base salary will be $400,000 ($33,333 per month), less applicable taxes and withholdings, paid semi-monthly and subject to annual review. The Company's regularly scheduled pay days are the 15th and the last day of each month.

Annual Incentive Program. Beginning on the First Employment Day, you will be eligible to participate in the Annual Incentive Program ("AIP") with a target incentive of 60% of your base salary. Your AIP payment is determined using eligible earnings each performance year, beginning with your First Employment Day. Your actual payout could range from 0-200% of this target opportunity based on actual corporate/divisional performance, and an assessment of your individual performance. Any payout, if payout occurs, will be in the 1st quarter of the year following the performance year. Like your base salary, your target incentive is subject to annual review.

Long Term Incentive Program. You will be eligible to participate in the Long Term Incentive Program ("LTIP"). Your target opportunity will be three hundred thousand dollars ($300,000). Consistent with LTIP opportunities at this level, your equity award would be comprised of 30% service based stock options, 20% service based restricted stock units and 50% performance based restricted stock units. The program results for the performance based restricted stock units could range from 0-200%. LTIP eligibility is subject to review and approval by our Compensation Committee, and any grant will be made on the same date as those made to other executives, generally March of each year. Your grant will be included in the same year as your First Employment Day, regardless of that date. All grants, agreements, and payouts are subject to the terms and requirements of the LTIP governing plan document.

One-time equity grant. You will receive an additional one-time equity grant in the amount of three hundred thousand dollars ($300,000) on or about the First Employment Day. This one-time equity grant will be comprised of 100% service based restricted stock units cliff vesting 100% in three (3) years. All equity grants are subject to review and approval by our Compensation Committee. All equity grants, agreements, and payouts are subject to the terms and requirements of the LTIP governing plan document.

Benefits. Benefits are part of your total compensation package and you are eligible to participate in the comprehensive benefit package offered to all of our employees. This includes but is not limited to – health (medical, dental, vision) plans, pre-tax health saving plans (health savings account (HSA), flexible savings accounts (FSAs)), life insurance, short and long term disability, a 401(k) plan and an employee stock purchase plan. You will be provided with a website address and logon instructions to access detailed benefit information, including plan documents, at your orientation.

Executive Change in Control (CIC) and Executive Severance Plans. As the Executive Vice President, Supplemental Benefits, you will be a Tier II participant in both the Executive Change in Control ("CIC") and the Executive Severance Plans, as defined under the governing terms and requirements of the plan documents, which are attached. In addition to the terms contained in our Executive CIC, Horace Mann agrees that the departure of Marita Zuraitis, President and Chief Executive Officer within twenty-four (24) months from the First Employment Day shall constitute "Good Reason" under the terms of the Executive CIC.

Release and Discharge of Executive Employment Agreement and Change in Control with NTA Life. On the First Employment Day, any Executive Employment Agreement and any Change in Control Agreement entered into by you with NTA Life or any of its affiliates (collectively, NTA Life), shall be null and void. To avoid confusion or doubt, on the First Employment Day, you understand and agree that, except for the confidentiality provision(s) contained therein, you are revoking and waiving any and all rights you have under any Executive Employment Agreement, Change in Control Agreement or any other similar type of agreement entered into by you with NTA Life and that any such agreements shall no longer be in effect.

Travel. Dallas, TX, will serve as your primary office location. Your responsibilities will include national travel. Expenses associated with reasonable and necessary business travel and expenses will be borne by the Company and reviewed on a semi-annual basis.

IRC 409A. To the extent that this letter is subject to Internal Revenue Code Section 409A, you and the Company agree that the terms of this letter shall be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of this letter, to comply with and avoid the imputation of any tax, penalty or interest under Code Section 409A.

Code of Conduct and Code of Ethics. Horace Mann is committed to creating a positive work environment and conducting business ethically. As an employee, you will abide by the Company's policies and procedures, including but not limited to, Horace Mann's Code of Conduct and Code of Ethics. You will be asked to review and sign the Horace Mann's Code of Conduct and Ethics on or about your First Employment Day. In addition, and as a condition of employment, you will be asked to sign the attached document, Employee Covenants Agreement.

Employment At-Will. Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or Horace Mann, with or without cause and with or without advance notice.

Eligibility to Work in the United States. In order for Horace Mann to comply with federal law, we ask that you provide appropriate documentation to establish your ability to work in the United States. Upon acceptance of an offer, you will be asked to complete an electronic verification using your legal name as indicated on your Social Security Card and provide required documents to complete this process.

Background Check and Drug Screen. Please understand that this offer is contingent upon the successful completion of your background check and drug screen.

Wade, I am pleased to have you on our team and hope that you'll find working at Horace Mann rewarding, both professionally and personally. Together, I am confident we can grow both our organizations through solutions to our educator clients.

Sincerely,

Marita Zuraitis
President and Chief Executive Officer

cc: Corporate Employee File

Attachments: Executive Change in Control and Executive Severance Plan Documents, Employee Covenants Agreement

To confirm your acceptance of this offer, please sign this letter and return it to me. Please keep a copy for your records.

Wade A. Rugenstein

12/7/18
Date